Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information presents the combination of the financial information of Greenfire Resources Ltd. (“New Greenfire”), Greenfire Resources Inc. (“Greenfire”), and M3-Brigade Acquisition III Corp. (“MBSC”) adjusted to give effect to the Business Combination and related transactions. Defined terms included below have the same meaning as terms defined and included in the registration statement of Greenfire Resources Ltd. on Form F-4 (Registration No.: 333-271381), as filed with the SEC under the Securities Act on April 21, 2023 (as amended, the “Registration Statement/Proxy Statement”).

The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X.

New Greenfire is an Alberta corporation incorporated on December 9, 2022. New Greenfire’s business is the exploration, development and operation of oil and gas properties primarily focused in the Athabasca oil sands region of Alberta.

MBSC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving MBSC and one or more target businesses.

The historical financial information of New Greenfire was derived from the unaudited condensed interim consolidated financial statements of New Greenfire as at June 30, 2023, and the audited financial statements of New Greenfire as at December 31, 2022. The historical financial information of Greenfire was derived from the condensed interim consolidated financial statements of Greenfire as at and for the six months ended June 30, 2023, and the audited consolidated financial statements of Greenfire as at and for the year ended December 31, 2022. The historical financial information of MBSC was derived from the unaudited financial statements of MBSC as at and for the six months ended June 30, 2023, and the audited financial statements of MBSC as at and for the year ended December 31, 2022. Such unaudited and audited financial statements are included in the Registration Statement/Proxy Statement. This information should be read together with New Greenfire’s, Greenfire’s and MBSC’s financial statements and related notes, the sections titled “MBSC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Greenfire Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the Registration Statement/Proxy Statement and Greenfire management’s discussion and analysis for the three and six month period ended June 30, 2023 attached as Exhibit 15.3 to this Report.

The unaudited pro forma condensed consolidated financial statements have been prepared based on the New Greenfire historical consolidated financial statements, the Greenfire historical consolidated financial statements, and the MBSC historical financial statements, as adjusted to give effect to the Transactions. The unaudited pro forma condensed consolidated statement of financial position gives pro forma effect to the Transactions as if they had been consummated on June 30, 2023. The unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the six months ended June 30, 2023 and for the year ended December 31, 2022 gives effect to the Transactions as if they had occurred on January 1, 2022.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated financial information does not necessarily represent the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed consolidated financial information and is subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On December 14, 2022, MBSC, Greenfire, New Greenfire, DE Merger Sub and Canadian Merger Sub, entered into a Business Combination Agreement pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Canadian Merger Sub amalgamated with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire did not cease and Greenfire survived the Amalgamation, and Surviving Greenfire became a direct, wholly-owned subsidiary of New Greenfire, and (ii) DE Merger Sub merged with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC became a direct, wholly-owned subsidiary of New Greenfire.

The transactions contemplated by the Transactions are structured as follows:

●	prior to the effectiveness of the Merger, by way of a Plan of Arrangement under the ABCA, Greenfire completed a number of corporate steps as described below pursuant to the Plan of Arrangement, whereby (i) the Greenfire Shareholders received a number of New Greenfire Common Shares as Share Consideration and a cash payment equal to their pro rata share of the Cash Consideration, in exchange for their Greenfire shares, all as determined in accordance with the Plan of Arrangement, (ii) a portion of the Greenfire Performance Warrants to purchase Greenfire Common Shares issued pursuant to the Greenfire Equity Plan, whether vested or unvested, that are held by each Greenfire Performance Warrantholder were deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, as determined in accordance with the Plan of Arrangement, and the remaining Greenfire Performance Warrants were converted into New Greenfire Performance Warrants with substantially the same terms as the Greenfire Performance Warrants as adjusted in accordance with the Plan of Arrangement, (iii) Canadian Merger Sub amalgamated with and into Greenfire pursuant to the Plan of Arrangement, except that the legal existence of Greenfire did not cease and Greenfire survived the Amalgamation, and (iv) Surviving Greenfire became a wholly-owned subsidiary of New Greenfire;

●	in accordance with the terms of the Greenfire Warrant Agreement, as amended by the Greenfire Supplemental Warrant Agreement: (a) a portion of the Greenfire Bond Warrants held by each holder of Greenfire Bond Warrants were deemed to be cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to holders of Greenfire Bond Warrants as determined in accordance with the Greenfire Supplemental Warrant Agreement, following which (b) each remaining Greenfire Bond Warrant was deemed to be exercised for Greenfire Common Shares pursuant to the terms of the Greenfire Warrant Agreement as amended by the Greenfire Supplemental Warrant Agreement, and each former holder of Greenfire Bond Warrants, following the Amalgamation and in exchange for such Greenfire Common Shares, received New Greenfire Common Shares as determined in accordance with the Greenfire Supplemental Warrant Agreement; and
●	on the Closing Date following the consummation of the transactions described above, DE Merger Sub merged with and into MBSC, with MBSC continuing as the surviving corporation following the Merger, as a result of which Surviving MBSC became a direct, wholly-owned subsidiary of New Greenfire, with the equity holders of MBSC receiving consideration as described in the subsection entitled “The Business Combination — Disposition of Securities” of the Registration Statement/Proxy Statement.

Prior to the Merger Effective Time on the Closing Date, the following transactions occurred pursuant to the Plan of Arrangement:

●	The Shareholders Agreement among Greenfire and certain Greenfire Shareholders, dated August 5, 2021, was terminated.

●	The Greenfire Founders: (i) received a dividend equal to the pro rata share of the Cash Consideration payable to Greenfire Founders; (ii) had their Greenfire Common Shares consolidated, and (iii) thereafter received New Greenfire Common Shares, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

●	The Greenfire Employee Shareholders: (i) through a series of transactions, received a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to Greenfire Employee Shareholders in consideration for a portion of the Greenfire Common Shares held by such Greenfire Employee Shareholders; and (ii) received New Greenfire Common Shares, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

●	The Greenfire Performance Warrantholders had a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants were converted into New Greenfire Performance Warrants, in exchange for their Greenfire Common Shares, all as determined in accordance with the Plan of Arrangement.

●	Greenfire and Canadian Merger Sub completed the Amalgamation to form one corporate entity with the same effect as if they had amalgamated under the ABCA except that the separate legal existence of Greenfire will not cease and Greenfire will survive the Amalgamation.

●	Upon the Amalgamation, the Greenfire Equity Plan was deemed to be amended and restated by the New Greenfire Performance Warrant Plan.

●	5,000,000 New Greenfire Warrants, with an expiration date that is five years from the Closing of the Business Combination, were issued to the pre-Merger holders of New Greenfire Common Shares and New Greenfire Performance Warrants in each case in the numbers determined in accordance with the Plan of Arrangement.

●	The directors of New Greenfire immediately prior to the Merger Effective Time resigned and were replaced by a slate of directors described in the Registration Statement/Proxy Statement, each to hold office until their respective term expires in accordance with the articles of incorporation of New Greenfire, or until their successors are elected or appointed.

Immediately prior to the Merger, the following occurred:

●	750,000 MBSC Class B Common Shares held by the MBSC Sponsor were forfeited and cancelled for no consideration;

●	2,500,000 MBSC Class B Common Shares held by the MBSC Sponsor were forfeited and cancelled for no consideration (the bullet above and this bullet, together, the “MBSC Sponsor Class B Share Forfeitures”); and

●	3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsor were forfeited and cancelled for no consideration (the “MBSC Sponsor Warrant Forfeiture”).

All units of MBSC issued in the MBSC IPO (“MBSC Units”) that remained outstanding and unseparated immediately prior to the Merger Effective Time were automatically separated into the MBSC Class A Common Shares and MBSC Public Warrants comprising each such issued and outstanding MBSC Unit (the “Unit Separation”) and the holder of each MBSC Unit was deemed to hold one MBSC Class A Common Share and one-third (1/3) of one MBSC Public Warrant.

In addition, immediately prior to the Merger Effective Time, but subsequent to the Unit Separation, MBSC redeemed all of the MBSC Public Warrants at $0.50 per MBSC Public Warrant (the “MBSC Public Warrant Redemption”).

At the Merger Effective Time, by virtue of the Merger and without any further action on the part of the parties or any other person, the following occurred:

●	each issued and outstanding MBSC Class A Common Share, after giving effect to the MBSC Stockholder Redemption and the PIPE Financing pursuant to the Subscription Agreements, was automatically converted into and exchanged for the right to receive one New Greenfire Common Share;

●	each issued and outstanding MBSC Class B Common Share (after giving effect to the MBSC Sponsor Class B Share Forfeitures and any other transfers of MBSC Class B Common Shares in connection with the Closing) was automatically converted into and exchanged for the right to receive (i) one New Greenfire Common Share and (ii) an amount in cash equal to the quotient of (A) the MBSC Working Capital plus the MBSC Extension Amount at the Merger Effective Time divided by (B) the number of MBSC Class B Common Shares outstanding at the Closing;

●	each MBSC Private Placement Warrant issued and outstanding immediately prior to the Merger Effective Time (after giving effect to the MBSC Sponsor Warrant Forfeiture and any other forfeitures of MBSC Warrants in connection with the Closing) was automatically and irrevocably converted into one New Greenfire Warrant on the same terms as were in effect immediately prior to the Merger Effective Time pursuant to the MBSC Private Warrant Agreement; and

●	each share of common stock, par value $0.01 per share, of DE Merger Sub issued and outstanding immediately prior to the Merger Effective Time was converted automatically into one share of common stock, par value $0.01 per share, of Surviving MBSC.

For more information on the disposition of securities, including of MBSC, in connection with the Business Combination see the subsection “The Business Combination — Disposition of Securities” in the Registration Statement/Proxy Statement.

Given the substance of the transaction, the Business Combination was  accounted for as a share-based payment transaction within the scope of IFRS 2 Share-based Payment (“IFRS 2”) as it relates to instruments issued to acquire the stock exchange listing service received and other assets acquired and liabilities assumed, and under IAS 32 — Financial Instruments: Presentations (“IAS 32”) as it relates to instruments issued in exchange of MBSC Private Placement Warrants. Greenfire will be treated as the “acquirer” and MBSC will be treated as the “acquiree” for financial reporting purposes given that Greenfire’s operations will comprise the operations of New Greenfire, Greenfire’s executive management will be the executive management of New Greenfire, Greenfire’s director nominees will hold the majority of director seats of New Greenfire, and Greenfire’s existing shareholders will be the largest shareholder group of New Greenfire.

As part of the Business Combination, there are a portion of the MBSC Private Placement Warrants that were not forfeited which were assumed by New Greenfire as part of the Business Combination. As New Greenfire Public Warrants are issued as replacement of the MBSC Private Placement Warrants assumed, the exchange of warrants is accounted for under IAS 32, as the New Greenfire Public Warrants were not issued to acquire goods or services and are not in the scope of IFRS 2. Based on the information currently available, it is expected the fair value of MBSC Private Placement Warrants will have similar fair value as those of New Greenfire Public Warrants as of the Closing, no material impact into profit or loss is expected.

The remaining instruments issued as part of the Business Combination (i.e., common shares issued by New Greenfire) are accounted for in accordance with IFRS 2. IFRS 2 requires that the difference in the fair value of the instruments issued as consideration for the acquisition of MBSC (i.e., common shares issued by New Greenfire) over the fair value of the remaining identifiable net assets of MBSC (i.e., those identifiable net assets not accounted for pursuant to IAS 32) will represent a service for the listing of New Greenfire and be recognized as a listing expense. The fair value of the instruments issued as consideration for the acquisition of MBSC was determined using the price referenced in the Transaction Financing of $10.10 per share.

New Greenfire reports its historical financial information in Canadian Dollars (“CAD$”), Greenfire reports its historical financial information in CAD$ and MBSC reports its historical financial information in U.S. Dollars (“US$”). For purposes of this presentation, all US$ statement of financial position amounts have been translated into CAD$ using an exchange rate of US$1.00 to CAD$1.32. All US$ statement of profit (loss) and comprehensive profit (loss) amounts have been translated into CAD$ using an average exchange rate of US$1.00 to CAD$1.35 for the six months ended June 30, 2023 and US$1.00 to CAD$1.30 for the year ended December 31, 2022. All amounts reported within this pro forma financial information are CAD$ unless otherwise noted as US$.

The following summarizes the pro forma ownership of New Greenfire Common Shares following the Business Combination (basic):

	Final redemption
	Shares	%
Shares held by former MBSC Public Stockholders	755,707	1%
Shares held by MBSC Sponsor [1]	4,250,000	6%
Shares held by former Greenfire Shareholders	43,690,534	64%
Shares held by former holders of Greenfire Bonds Warrants	15,769,183	23%
Shares held by PIPE Investors [2]	4,177,091	6%
Total New Greenfire Common Shares - basic	68,642,515	100%

[1]	An additional 750,000 MBSC Class B Common Shares were forfeited and cancelled for no consideration as New Greenfire Debt Financing at the Closing exceeded US$25 million, without impacting the Greenfire Enterprise Value.

[2]	PIPE Investment of US$42 million to purchase 4,177,091 MBSC Class A shares, which were converted into New Greenfire Common Shares on a 1:1 basis on the Closing Date.

The following summarizes the pro forma ownership of New Greenfire Common Shares following the Business Combination (on a fully diluted basis,):

	Final redemption
	Shares	%
Shares held by former MBSC Public Stockholders	755,707	1%
Shares held by MBSC Sponsor[3]	6,776,667	8%
Shares held by former Greenfire Shareholders [4][5]	51,057,550	64%
Shares held by former holders of Greenfire Bonds Warrants[6]	17,019,183	21%
Shares held by PIPE Investors	4,177,091	5%
Total New Greenfire Common Shares - diluted	79,786,198	100%

[3]	As of June 30, 2023, MBSC had outstanding Private Placement Warrants of 7,526,667. Immediately prior to the Merger, 3,260,000 MBSC Warrants held by the MBSC Sponsor and 1,740,000 MBSC Warrants held by the MBSC Underwriters were forfeited and cancelled for no consideration. The remaining 2,526,667 Private Placement Warrants were converted into New Greenfire Warrants on a 1:1 basis, which have been included in the fully diluted New Greenfire Common Shares.

[4]	On the Closing Date, 3,750,000 New Greenfire Warrants, including 2,906,250 New Greenfire Warrants to Greenfire Founders and 843,750 New Greenfire Warrants to Greenfire Employees, have been included in the fully diluted New Greenfire Common Shares.

[5]	On the Closing Date, the Greenfire Performance Warrantholders had a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants were converted into New Greenfire Performance Warrants. New Greenfire Performance Warrants of 3,617,016 have been included in the fully diluted New Greenfire Common Shares.

[6]	On the Closing Date, 1,250,000 New Greenfire Warrants were issued to the former holders of Greenfire Bond Warrants, which have been included in the fully diluted New Greenfire Common Shares.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF FINANCIAL POSITION
AS AT JUNE 30, 2023

(in thousands, except share and per share amounts)

								Final Redemption
	New Greenfire (IFRS, Historical), CAD	Greenfire (IFRS, Historical), CAD	MBSC (U.S. GAAP, Historical), USD	IFRS Conversion and Presentation Alignment, USD (Note 2)		MBSC as-adjusted (IFRS Conversion), USD	MBSC as-adjusted (IFRS Conversion), CAD	Transaction Accounting Adjustments, CAD		Combined Pro Forma (Business Combination) , CAD	Additional Pro Forma Transaction Adjustments (Senior Secured Note Refinancing), CAD (Note 6)		Combined Pro Forma, CAD
ASSETS
Current
Cash and equivalents	-	36,882	498	-		498	659	414,350	A	(31,879)	378,068	(1)	34,914
								(400,231)	B		(311,275	)(2)
								(33,199)	C		-
								(6,620)	I		-
								(99,300)	J
								(28)	L		-
								55,608	Q
Restricted cash	-	47,363	-	-		-		-		47,363	-		47,363
Accounts receivable	-	36,511	-	-		-		2,573	N	39,084	774	(3)	39,858
Inventories	-	10,714	-	-		-	-	-		10,714	-		10,714
Prepaid expenses and other current assets	-	3,072	18	-		18	24	-		3,096	-		3,096
Prepaid insurance	-	-	160	-		160	212	-		212	-		212
Prepaid income taxes	-	-	-	-		-	-	-		-	-		-
Total Current	-	134,542	676	-		676	895	(66,847)		68,590	67,567		136,157
Non-Current
Property, plant and equipment	-	930,280	-	-		-				930,280	-		930,280
Prepaid expenses and Deposits - long term portion	-	-	-	-		-				-	-		-
Investments and marketable securities held in trust	-	-	312,953	-		312,953	414,350	(414,350)	A	-	-		-
Deferred income taxes	-	88,199	-	-		-		-		88,199	-		88,199
Total non-current	-	1,018,479	312,953	-		312,953	414,350	(414,350)		1,018,479	-		1,018,479
TOTAL ASSETS	-	1,153,021	313,629	-		313,629	415,245	(481,197)		1,087,069	67,567		1,154,636

LIABILITIES
Current
Accounts payable and accrued liabilities	-	39,843	2,487	-		2,487	3,293	(3,104)	C	40,032	-		40,032
Current portion of long-term debt	-	61,156	-	-		-	-	-		61,156	(61,156	)(2)	-
Current portion of lease liabilities		186	-	-		-	-	-		186	-		186
Due to related parties	-	-	21	-		21	28	(28)	L	-	-		-
Risk management contracts	-	10,847	-	-		-	-	-		10,847	-		10,847
Income taxes payable		-	1,355			1,355	1,794	-		1,794	-		1,794
Total current	-	112,032	3,863	-		3,863	5,115	(3,132)		114,015	(61,156)		52,859
Non-Current
Long-term debt	-	185,649	-	-		-	-	-		185,649	378,068	(1)	378,068
											(185,649	)(2)
Lease liabilities		1,259	-	-		-	-	-		1,259	-		1,259
Risk management contracts	-	-	-	-		-	-	-		-	-		-
Decommissioning liabilities	-	7,983	-	-		-	-	-		7,983	-		7,983
Deferred underwriting fees	-	-	14,280	-		14,280	18,907	(18,907)	C	-	-		-
MBSC Class A Common shares subject to possible redemption	-	-	-	311,540	aa	311,540	412,480	(412,480)	B	-	-		-
Warrants liabilities	-	-	-	8,176	bb	19,466	25,773	(4,205)	E	37,324	-		37,324
				11,290	gg		-	(6,620)	I
							-	(9,930)	H				-
							-	32,306	O
Subscription purchase agreement liability			1,924	-		1,924	2,546	(2,546)	P	-	-		-
Total Non-current liabilities	-	194,891	16,204	331,006		347,210	459,706	(422,382)		232,215	192,419		424,634
Total liabilities	-	306,923	20,067	331,006		351,073	464,821	(425,514)		346,230	131,263		477,493
COMMITMENTS
Class A Common Stock subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 30,000,000 issued and outstanding;	-	-	311,540	(311,540)	aa	-	-	-		-	-		-
EQUITY	-	-	-	-		-	-			-	-		-
Share capital - New Greenfire	-	-	-	-		-	-	12,282	B	132,008			132,008
						-	-	68,388	F
						-	-	15	G
						-	-	(49,609)	K
						-	-	45,324	M
								55,608	Q
Share capital - Greenfire		15	-			-	-	(15)	G	-			-
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-	-	-		-	-	-		-	-		-
Class A Common Stock, $0.0001 par value; 500,000,000 shares authorized (excluding 30,000,000 Shares subject to possible redemption)	-	-	-	-		-	-	-		-	-		-
Class B Common Stock. $0.0001 par value, 50,000,000 shares authorized; 7,500,000 issued and outstanding	-	-	1	24	cc	25	33	(33)	B	-	-		-
Contributed surplus	-	45,324	-			-	-	7,766	D	7,766			7,766
						-	-	(45,324)	M
Additional paid in capital	-	-	-	(8,176)	bb	-	-	-		-	-		-
				(24)	cc		-
				542	dd		-
				18,948	ee		-
				(11,290)	gg		-
Retained earnings (deficit)	-	800,759	(17,979)	(542)	dd	(37,469)	(49,609)	(11,188)	C	601,065	(64,470	)(2)	537,369
				(20,092)	ee		-	(7,766)	D		774	(3)
				(8,176)	ee			4,205	E
				9,320	ee			(68,388)	F
				3,000	ff		-	9,930	H
				(3,000)	ff		-	(99,300)	J
				3,188	ff		-	49,609	K
				(3,188)	ff		-	2,573	N
				5,352	ff		-	(32,306)	O
				(5,352)	ff		-	2,546	P
TOTAL EQUITY	-	846,098	(17,978)	(19,466)		(37,444)	(49,576)	(55,683)		740,839	63,696		677,143
TOTAL LIABILITIES AND EQUITY	-	1,153,021	313,629	-		313,629	415,245	(481,197)		1,087,069	67,567		1,154,636

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)
FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except share and per share amounts)

											Final Redemption
	New Greenfire (IFRS, Historical), CAD	Greenfire (IFRS, Historical), CAD	MBSC (U.S. GAAP, Historical), USD	IFRS Conversion and Presentation Alignment, USD (Note 2)		MBSC as-adjusted (IFRS, Conversion), USD	MBSC as-adjusted (IFRS Conversion), CAD		Transaction Accounting Adjustments, CAD		Combined Pro Forma (Business Combination), CAD	Additional Pro Forma Transaction Adjustments (Senior Secured Note Refinancing), CAD (Note 6)		Combined Pro Forma , CAD

Revenues
Oil sales	-	353,273	-	-		-	-		-		353,273	-		353,273
Royalties	-	(10,295)	-	-		-	-		-		(10,295)	-		(10,295)
	-	342,978	-	-		-	-		-		342,978	-		342,978

Realized loss on risk management contracts	-	(6,957)	-	-		-	-		-		(6,957)	-		(6,957)
Initial loss on subscription purchase agreement liability	-	-	-	-		-	-		-		-	-		-
Unrealized loss on risk management contracts	-	16,157	-	-		-	-		-		16,157	-		16,157
Unrealized gain on marketable securities held in Trust Account	-		-	-		-	-		-		-	-		-
Change in fair value of forward purchase agreement liability	-		339	-		339	457		-		457	-		457
Change in fair value of subscription purchase agreement liability	-		(599)	-		(599)	(807)		-		(807)	-		(807)
	-	352,178	(260)	-		(260)	(350)		-		351,828	-		351,828
Expenses
Diluent expense	-	175,883	-	-		-	-		-		175,883	-		175,883
Transportation and marketing	-	29,600	-	-		-	-		-		29,600	-		29,600
Operating expenses	-	75,439	-	-		-	-		-		75,439	-		75,439
General and administrative	-	5,483	-	-		-	-		-		5,483	-		5,483
Transaction costs	-	4,241	-	917	i	917	1,236		(4,363)	Bb	1,114	-		1,114
				-		-	-		-			-		-
Financing and interest	-	20,714	-	-		-	-		-		20,714	6,492	(4)	27,206
Depletion and depreciation	-	38,035	-	-		-	-		-		38,035	-		38,035
Exploration and other expenses	-	2,819	-	-		-	-		-		2,819	-		2,819
Other income and expenses	-	(666)	-	5,352	ff	5,352	7,213		-		6,547	-		6,547
Gain on acquisitions	-	-	-	-		-	-		-		-	-		-
Foreign Exchange gain	-	(6,529)	-			-	(127)	[1]	-		(6,656)	-		(6,656)
Operating and formation costs	-		917	(917)	i	-	-		-		-	-		-
Gain on marketable securities (net), dividends and interest on cash and marketable securities held in Trust Account	-		(6,916)	-		(6,916)	(9,321)		9,321	Aa	-	-		-
	-	-	-	-		-	-		-		-	-		-
	-	345,019	(5,999)	5,352		(647)	(999)		4,958		348,978	6,492		355,470
Net Income (loss) and comprehensive income (loss) before tax	-	7,159	5,739	(5,352)		387	649		(4,958)		2,850	(6,492)		(3,642)
Income tax (provision) recovery		518	(1,431)	-		(1,431)	(1,929)		(1,004)	Cc	(486)	1,493	(6)	1,007
									1,929	Dd
Net Income (loss) and comprehensive income (loss) before tax	-	7,677	4,308	(5,352)		(1,044)	(1,280)		(4,033)		2,364	(4,999)		(2,635)

Net income (loss) per share
Basic	-	0.86
Diluted	-	0.60
Class A common stock subject to possible redemption
Weighted average shares outstanding, Class A Common shares			30,000,000
Basic and diluted net loss per share, Class A common Shares			0.15
Class B Common Stock
Weighted average shares outstanding, Class B Common shares			7,500,000
Basic and diluted net loss per share, Class B common Shares			(0.03)
Weighted average number of common shares outstanding—basic and diluted														68,642,515
Net income (loss) per share - Basic and Diluted														(0.04)

[1]	Foreign exchange impact of CAD$0.1 million for the period ended June 30, 2023

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF PROFIT (LOSS) AND COMPREHENSIVE PROFIT (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

											Final Redemption
	New Greenfire (IFRS, Historical), CAD	Greenfire (IFRS, Historical), CAD	MBSC (U.S. GAAP, Historical), USD	IFRS Conversion and Presentation Alignment, USD (Note 2)		MBSC as-adjusted (IFRS, Conversion), USD	MBSC as-adjusted (IFRS Conversion), CAD		Transaction Accounting Adjustments, CAD		Combined Pro Forma (Business Combination), CAD	Additional Pro Forma Transaction Adjustments (Senior Secured Note Refinancing), CAD (Note 6)		Combined Pro Forma, CAD

Revenues
Oil sales	-	998,849	-	-		-	-		-		998,849	-		998,849
Royalties	-	(50,064)	-	-		-	-		-		(50,064)	-		(50,064)
	-	948,785	-	-		-	-		-		948,785	-		948,785

Realized loss on risk management contracts	-	(122,408)	-	-		-	-		-		(122,408)	-		(122,408)
Initial loss on subscription purchase agreement liability	-	-	(1,225)	-		(1,225)	(1,595)		-		(1,595)	-		(1,595)
Unrealized loss on risk management contracts	-	930	-	-		-	-		-		930	-		930
Unrealized gain on marketable securities held in Trust Account	-		561	-		561	730		(730)	AA	-	-		-
Change in fair value of forward purchase agreement liability	-		(339)	-		(339)	(441)		-		(441)	-		(441)
Change in fair value of subscription purchase agreement liability	-		(101)	-		(101)	(131)		-		(131)	-		(131)
	-	827,307	(1,104)	-		(1,104)	(1,437)		(730)		825,140	-		825,140
Expenses
Diluent expense	-	368,015	-	-		-	-		-		368,015	-		368,015
Transportation and marketing	-	67,842	-	-		-	-		-		67,842	-		67,842
Operating expenses	-	160,826	-	-		-	-		-		160,826	-		160,826
General and administrative	-	11,019	-	-		-	-		7,766	DD	18,785	-		18,785
Transaction costs	-	-	-	2,792	i	2,792	3,635		15,216	BB	87,239			87,239
				-		-	-		68,388	CC		-		-
Financing and interest	-	77,074	-	-		-	-		-		77,074	(20,178	)(4)	56,896
Depletion and depreciation	-	68,027	-	-		-	-		-		68,027	-		68,027
Exploration and other expenses	-	1,825	-	-		-	-		-		1,825	-		1,825
Acquisition transaction costs		2,769	-	-		-	-		-		2,769	-		2,769
Other income and expenses	-	(206)	-	3,188	ff	3,188	4,151		-		3,945	89,982	(5)	93,927
Gain on acquisitions	-	-	-	-		-	-		-		-	-		-
Foreign Exchange loss	-	26,099	-			-	169	[1]	-		26,268	-		26,268
Operating and formation costs	-		2,792	(2,792)	i	-	-		-		-	-		-
Interest earned on marketable securities held in Trust Account	-		(3,827)	-		(3,827)	(4,982)		4,982	AA	-	-		-
Dividend on cash and marketable securities held in Trust Account	-	-	(100)	-		(100)	(130)		130	AA	-	-		-
	-	783,290	(1,135)	3,188		2,053	2,843		96,482		882,615	69,804		952,419
Net Income (loss) and comprehensive income (loss) before tax	-	44,017	31	(3,188)		(3,157)	(4,280)		(97,212)		(57,475)	(69,804)		(127,279)
Income tax (provision) recovery		87,681	(901)	-		(901)	(1,173)		3,500	EE	91,181	(4,641	)(6)	86,540
									1,173	FF
Net Income (loss) and comprehensive income (loss) before tax	-	131,698	(870)	(3,188)		(4,058)	(5,453)		(92,539)		33,706	(74,445)		(40,739)
Net income (loss) per share
Basic	-	14.71
Diluted	-	10.29
Class A common stock subject to possible redemption
Weighted average shares outstanding, Class A Common shares			30,000,000
Basic and diluted net loss per share, Class A common Shares			(0.00)
Class B Common Stock
Weighted average shares outstanding, Class B Common shares			7,500,000
Basic and diluted net loss per share, Class B common Shares			(0.11)
Weighted average number of common shares outstanding—basic and diluted														68,642,515
Net income (loss) per share - Basic and Diluted														(0.59)

[1]	Foreign exchange impact of CAD$0.2 million for the year ended December 31, 2022

Note 1. Basis of Presentation

The historical financial statements of New Greenfire have been prepared in accordance with IFRS and in its presentation and reporting currency of Canadian Dollars (CAD$). The historical consolidated financial statements of Greenfire have been prepared in accordance with IFRS and in its presentation and reporting currency of CAD$. The historical financial statements of MBSC have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of US$.

The Business Combination will be accounted for as a share-based payment transaction, with no goodwill or other intangible assets recorded. Under this method of accounting, MBSC will be treated as the “accounting acquiree” and Greenfire as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Greenfire issuing shares for the net assets of MBSC, followed by a recapitalization by New Greenfire. The net assets of Greenfire will be stated at historical cost.

The unaudited pro forma condensed consolidated statement of financial position as at June 30, 2023 gives effect to the Business Combination and related transactions as if they occurred on June 30, 2023. The unaudited pro forma condensed consolidated statements of profit (loss) and comprehensive profit (loss) for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they occurred on January 1, 2022.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on currently available information and certain assumptions and methodologies that Greenfire management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Greenfire management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and notes thereto of New Greenfire, Greenfire and MBSC.

Pro forma combined reserve information that gives effect to the Business Combination has been omitted from this pro forma presentation as MBSC does not control any mineral assets and any pro forma reserve disclosure would be identical to the reserve disclosures of Greenfire provided in the Registration Statement/Proxy Statement in accordance with the United States Financial Accounting Standards Board Topic 932 — “Extractive Activities — Oil and Gas.”

The following table reconciles pro forma share ownership of New Greenfire to historical Greenfire Common Shares issued and outstanding as at June 30, 2023 in the historical Greenfire financial statements as at and for the year ended June 30, 2023.

	Historical as of June 30, 2023	Settled as part of Business Combination	Greenfire Exchange Ratio	Pro Forma New Greenfire Class A Common Shares

Greenfire Founder Shares [1]	7,500,010	6,710,064	5.464	36,663,361
Greenfire Employees Common shares [2]	1,451,614	1,286,101	5.464	7,027,173
Total Pro Forma Ownership by New Greenfire Shareholders				43,690,534

Greenfire Bond Warrants Exercise Shares [3]	3,221,518	2,886,048	5.464	15,769,183

Greenfire Performance Warrants [4]	716,878	661,980	5.464	3,617,016

Footnotes:

[1]	The Greenfire Founders had a portion of their Greenfire Common Shares cancelled in exchange for a dividend payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Founders, and the remaining Greenfire Common Shares held by the Founders were converted into New Greenfire Common Shares.

[2]	The Greenfire Employees had a portion of their Greenfire Common Shares cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Employees, and the remaining Greenfire Common Shares held by the Employees were converted into New Greenfire Common Shares.

[3]	The Greenfire Bond Warrantholders had a portion of their Greenfire Bond Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Bond Warrantholders, and the remaining Greenfire Bond Warrants were exercised and converted into New Greenfire Common Shares.

[4]	The Greenfire Performance Warrantholders had a portion of their Greenfire Performance Warrants cancelled in exchange for a cash payment from Greenfire equal to the pro rata share of the Cash Consideration payable to the Greenfire Performance Warrantholders, and the remaining Greenfire Performance Warrants were converted into New Greenfire Performance Warrants.

Note 2. IFRS Policy and Presentation Alignment

The historical financial information of MBSC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed consolidated financial statements. The adjustment required to convert MBSC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed consolidated financial statements are as follows:

(aa)	MBSC Class A Common Shares subject to possible redemption balance of US$311.5 million classified as mezzanine equity under U.S. GAAP are reclassified to non-current liabilities under IFRS because the right to redeem the MBSC Class A Common Shares is at the option of the holder.

(bb)	MBSC Public Warrants of US$8.2 million classified as additional paid-in capital under U.S. GAAP are reclassified to derivative liabilities under IFRS because the MBSC Public Warrants are deemed to settle in MBSC Class A Common Shares, which are classified as financial liabilities under IFRS.

(cc)	MBSC Class B Common Shares include an amount of US$0.02 million recorded as additional paid-in capital under U.S. GAAP. This balance has been reclassified to share capital as a change in presentation under IFRS.

(dd)	Transaction costs of US$0.5 million related to the issuance of MBSC Private Warrants and MBSC Public Warrants are recorded against additional paid-in capital under U.S. GAAP and are expensed in the statement of profit (loss) and comprehensive profit (loss) under IFRS.

(ee)	Transaction costs of US$20.1 million related to the issuance of MBSC Class A Common Shares are recorded against mezzanine equity under U.S. GAAP and are expensed in the statement of profit (loss) and comprehensive profit (loss) under IFRS.

US$8.2 million initially allocated on a relative fair value basis to the MBSC Public Warrants under U.S. GAAP is recorded through the statement of profit (loss) and comprehensive profit (loss) under IFRS to recognize the MBSC Class A Common Shares classified as non-current liabilities at their redemption amount.

The change in the redemption amount of the MBSC Class A Common Shares classified as mezzanine equity under U.S. GAAP is recorded in accumulated deficit of US$9.3 million and additional paid-in capital of US$18.9 million under U.S. GAAP, and is eliminated, as such an entry would not be recorded under IFRS.

(ff)	The change in the redemption amount of MBSC Class A Common Shares of US$3.0 million for the year ended December 31, 2021, US$3.2 million for the year ended December 31, 2022, and US$5.4 million for six months ended June 30, 2023 was recorded in mezzanine equity and accumulated deficit, respectively, under U.S. GAAP. Under IFRS, these balances are recorded through the statement of profit (loss) and comprehensive profit (loss), inclusive of foreign exchange impact of CAD$0.1 million, for the six months ended June 30, 2023, and CAD$0.2 million, for the year ended December 31, 2022.

(gg)	Reflects the reclassification of the MBSC Private Placement Warrants of US$11.3 million from equity to derivative liabilities under IFRS because the MBSC Private Placement Warrants are deemed to settle in MBSC Class A Common Shares, which are classified as financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed consolidated financial statements, MBSC’s operating and formation costs of US$0.9 million, for the six months ended June 30, 2023, and US$2.8 million, for the year ended December 31, 2022, were reclassified to align with the presentation of Greenfire’s historical financial statements. Refer to adjustment (i).

Note 3. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Information

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

The adjustments included in the unaudited pro forma condensed consolidated statement of financial position as at June 30, 2023, are as follows:

A.	Reflects the reclassification of CAD$414.4 million (US$312.9 million) held in the Trust Account to cash that becomes available at a closing of the Business Combination.

B.	Reflects the redemption cash payout of CAD$400.2 million (US$302.3million) from MBSC Trust Account to MBSC Class A shareholders and reclassification of approximately CAD$12.3 million (US$9.3 million) of MBSC Class A Common Shares that were not redeemed, and approximately CAD$33,000 (US$25,500) of MBSC Class B Common Shares, to New Greenfire share capital as a result of a series of transactions as part of the Business Combination.

C.	Represents estimated transaction costs of approximately CAD$36.8 million (US$27.8 million) in relation to the Business Combination. Of the CAD$36.8 million, CAD$18.9 million (US$14.3 million) relates to the deferred underwriting fees incurred by MBSC, CAD$4.2 million (US$3.2 million) in costs accrued by Greenfire, and CAD$2.5 million (US$1.9 million) accrued by MBSC. CAD$3.7 million (US$2.8 million) has been paid by Greenfire as of December 31, 2022.

D.	Reflects the acceleration of share-based compensation expense of CAD$7.8 million related to the expectation to accelerate vesting of unvested employee performance warrants in connection with the Business Combination.

E.	Reflects the forfeiture of the MBSC’s public warrants as part of the Business Combination.

F.	Represents the preliminary estimated expense recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of New Greenfire Common Shares issued to MBSC shareholders and the fair value of MBSC’s identifiable net assets at the date of the Business Combination, resulting in a CAD$68.4 million (US$51.7 million) decrease to retained earnings. The consideration for the acquisition of MBSC was determined using the New Greenfire common share price referenced to the Transaction Financing at US$10.10 per share. The estimated IFRS 2 listing expense is further illustrated below:

	As of June 30, 2023
	C$	US$
	(in thousands except share and per share amounts)
Fair value of equity instruments deemed to have been issued by New Greenfire
MBSC Share Consideration price	13.37	10.10
Total number of MBSC shares at Closing	4,250,000	4,250,000

Total fair value of equity instruments issued to MBSC shareholders	56,834	42,925

Fair value of identifiable net assets of MBSC
Cash and equivalents	659	498
Marketable securities held in Trust Account	414,350	312,953
Redemption to MBSC Class A Shareholders	(400,231)	(302,289)
Prepaid expenses and deposits	236	178
Accounts payable and accrued liabilities	(3,293)	(2,487)
Due to affiliates	(28)	(21)
Income taxes payable	(1,794)	(1,355)
Subscription purchase agreement liability	(2,548)	(1,924)
Deferred underwriting fee payable	(18,907)	(14,280)
Fair value of identifiable net assets of MBSC	(11,556)	(8,727)
IFRS 2 listing expense	68,388	51,652

G.	Reflects the elimination of Greenfire share capital.

H.	Reflects the impact of the forfeiture of 1,740,000 MBSC Private Placement Warrants held by the underwriters and 3,260,000 MBSC Private Placement Warrants held by the MBSC Sponsors.

I.	Reflects the repurchase of outstanding 10 million MBSC Public warrants at CAD$0.66 (US$0.50) per warrant as part of the Business Combination.

J.	Reflects the cash payment of CAD$99.3 million (US$75 million), including a distribution of CAD$58.5 million (US$44.2 million) to Greenfire Founders, settlement of CAD$25.2 million (US$19 million) Greenfire Bond Warrants, distribution of CAD$11.3 million (US$8.5 million) to Greenfire Employees and settlement of CAD$4.3 million (US$3.3 million) Greenfire Performance Warrants.

K.	Reflects the elimination of MBSC’s historical accumulated deficit of CAD$23.8 million (US$18 million) and the elimination of the IFRS conversion and presentation adjustments of CAD$25.8 million (US$19.5 million), as set out in Notes (dd), (ee) and (ff).

L.	Reflects the repayment on the balance due to the sponsors of MBSC.

M.	Reflects the reclassification of contributed surplus of CAD$45.3 million due to the exercise of the Greenfire Bond Warrants.

N.	Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the Business Combination.

O.	Reflects 5,000,000 New Greenfire warrant derivative liabilities issued to the founders, bondholders and employees of Greenfire as part of the Business Combination. The Black-Scholes model was used to estimate the fair value of the warrant derivative liabilities, based on the most current inputs and assumptions. Those inputs and assumptions are: exercise price of US$11.50, share price of US$10.10, risk free rate of 1.46%, volatility of 60%, and life expectancy of 5 years.

P.	Reflects the derecognition of subscription purchase agreement liability and forward purchase agreement liability as part of the Business Combination.

Q.	Reflects cash proceeds of CAD$55.6 million (US$42 million) pursuant to the PIPE Financing.

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Profit (Loss) and Comprehensive Profit (Loss) for the six months ended June 30, 2023

The adjustments included in the unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the six months ended June 30, 2023 are as follows:

Aa.	Reflects elimination of investment income from the MBSC Trust Account.

Bb.	This amount includes CAD$4.2 million (US$3.2 million) and CAD$0.2 million (US$0.1 million) of transaction costs recognized in the unaudited financial statements for the six months ended June 30, 2023 of Greenfire and MBSC, respectively. The historical amounts have been reversed in the unaudited pro forma condensed consolidated statements of profit (loss) and comprehensive profit (loss) for the six months ended June 30, 2023 to recognize all transaction costs as of the beginning of the earliest period presented.

Cc.	Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the Business Combination.

Dd.	Reflects the elimination of income tax provision associated with the investment income on the MBSC Trust Account.

Note 4. Adjustments to Unaudited Pro Forma Condensed Consolidated Financial Information

Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Profit (Loss) and Comprehensive Profit (Loss) for the year ended December 31, 2022

The adjustments included in the unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the year ended December 31, 2022 are as follows:

AA.	Reflects elimination of investment income from the MBSC Trust Account.

BB.	Reflects estimated transaction costs of CAD$15.2 million (US$11.7 million) in addition to the transaction costs included in the historical statements of profit (loss) and comprehensive profit (loss) of MBSC and Greenfire.

CC.	Represents the preliminary estimated expense of CAD$68.4 million (US$51.7 million) recognized for the stock exchange listing service received, in accordance with IFRS 2, for the excess of the fair value of the New Greenfire Common Shares issued to MBSC shareholders over the net asset of MBSC.

DD.	Reflects the acceleration of share-based compensation expense of CAD$7.8 million related to the expectation to accelerate vesting of unvested employee Greenfire Performance Warrants in connection with the Business Combination.

EE.	Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the Business Combination.

FF.	Reflects the elimination of income tax provision associated with the investment income on the MBSC Trust Account.

Note 5. Net Income (Loss) per Share

Net income (loss) per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented.

	For the six months ended June 30, 2023[1]	For the year ended December 31, 2022[1]
	Pro Forma Combined	Pro Forma Combined

Pro forma net income (loss)	$(2,635)	$(40,739)

Weighted average shares outstanding - basic and diluted [2]	68,642,515	68,642,515
Pro Forma net income (Loss) Per Share - basic and diluted	$(0.04)	$(0.59)

[1]	Pro forma net income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Consolidated Financial Information.”

[2]	The effect of New Greenfire Warrants and New Greenfire Performance Warrants are not considered since the out-of-money securities are deemed non-exercised, which will not increase the weighted average shares outstanding under diluted scenario.

Note 6. Senior Secured Note Refinancing

Concurrently with the Business Combination, New Greenfire closed a private offering of US$300 million aggregate principal amount of senior secured notes, which were issued at a price of US$980.00 per US$1,000.00 principal amount (the ‘New Notes’). The New Notes mature on October 1, 2028, and have a fixed coupon of 12.0% per annum, paid semi-annually on April 1 and October 1 of each year, commencing on April 1, 2024.

New Greenfire has used a portion of the net proceeds from the New Notes to retire Greenfire’s existing 12.0% Senior Secured Notes due 2025 (the “Old Notes”) pursuant to a previously announced tender offer (the “Tender Offer”). An aggregate of US$217,934,000 principal amount of the Old Notes, or 99.99954% of the aggregate principal amount outstanding, were validly tendered pursuant to the Tender Offer. The tender price paid for the Old Notes was US$1,065.00 per US$1,000 principal amount of the Old Notes validly tendered and accepted for purchase pursuant to the Tender Offer, plus accrued and unpaid interest up to, but not including, the settlement date. The remaining Old Notes will be redeemed on or about October 5, 2023, in accordance with a notice of redemption issued by Greenfire on September 5, 2023.

The adjustments included in the unaudited pro forma condensed consolidated statement of financial position as at June 30, 2023, are as follows:

(1)	Reflects the net proceeds of CAD$378.1 million (US$285.6 million) received from the New Notes.

(2)	Reflects the cash repayment of CAD$311.3 million (US$235.1 million) to the Old Notes, inclusive of premium of CAD$18.8 million (US$14.2 million), interest payment of CAD$3.4 million (US$2.5 million), other expense of CAD$0.6 million (US$0.5 million), the extinguishment of the Old Notes of CAD$246.8 million (US$217.9 million), and loss on extinguishment of CAD$64.5 million (US$48.7 million).

(3)	Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the senior secured note refinancing.

The adjustments included in the unaudited pro forma condensed consolidated statement of profit (loss) and comprehensive profit (loss) for the six months ended June 30, 2023, and the year ended December 31, 2022, are as follows:

(4)	Represents the net increase to financing and interest expense resulting from interest on the New Notes and the extinguishment of the Old Notes and the amortization of related debt issuance costs and discount as follows:

	For the six months ended June 30, 2023		For the year ended December 31, 2022
	C$	US$	C$	US$
	(in thousands except share and per share amounts)		(in thousands except share and per share amounts)

Elimination of interest expense and amortization of debt issuance costs and discount of the Old Notes	(19,714)	(14,628)	(74,176)	(55,039)
Interest expenses to settle the Old Notes	-	-	3,368	2,543
Interest expenses on New Notes	24,259	18,000	46,868	36,000
Amortization of New Notes issuance costs and discount	1,947	1,445	3,762	2,890
Total adjustment to Financing and interest	6,492	4,817	(20,178)	(13,606)

(5)	Reflects the debt extinguishment loss of CAD$90.0 million of the Old Notes.

(6)	Reflects the estimated income tax impact using New Greenfire’s statutory income tax rate of 23% due to the senior secured note refinancing.